AGREEMENT TO FILE SCHEDULE 13D JOINTLY

(as required by Item 7 of Schedule 13D)

The undersigned persons hereby agree that reports on Schedule 13D, and any amendments thereto, may be filed in a single statement on behalf of all such persons, and further, each such person designates each of Christopher K. Visser and Holly K. Vance as its agents and attorneys-in-fact for the purpose of executing any and all such reports required to be made by it with the Securities and Exchange Commission.

Dated: October 21, 2009

Alexander Hutton Venture Partners, L.P.

/s/ Jerry E. Keppler
Jerry E. Keppler, Managing Director

AHVP Management, L.L.C.

/s/ Jerry E. Keppler
Jerry E. Keppler, Managing Director

/s/ Kent L. Johnson
Kent L. Johnson

/s/ Jerry E. Keppler
Jerry E. Keppler